                                                                      Exhibit 12



                    UAL Corporation and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges


                                                          Six Months Ended
                                                              June 30

                                                         1999          1998
                                                            (In Millions)
Earnings:
   Earnings before income taxes and extraordinary item   $ 1,176    $   525
   Fixed charges, from below                                 501        475
   Undistributed earnings of affiliates                      (27)       (37)
   Interest capitalized                                      (36)       (56)
                                                         -------    -------
       Earnings                                          $ 1,614    $   907
                                                         =======    =======

Fixed charges:

   Interest expense                                      $   184    $   173
   Portion of rental expense representative
       of the interest factor                                317        302
                                                         -------    -------
       Fixed charges                                     $   501    $   475
                                                         =======    =======

Ratio of earnings to fixed charges                          3.22       1.91
                                                         =======    =======
